UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2017

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16633	84-1460811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder,
Colorado 80301

(Address of principal executive offices,
including Zip Code)

(303) 381-6600

(Registrant’s telephone number, including
area code)

(Former name or former address, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 31, 2017, Array BioPharma entered into a License, Development and Commercialization Agreement (the “Agreement”) with Ono Pharmaceutical Co., Ltd., a company duly organized and existing under the laws of Japan (“Ono”), pursuant to which Array granted Ono exclusive rights to commercialize two of Array’s late-stage oncology products, binimetinib and encorafenib, in Japan and the Republic of Korea (the “Ono Territory”), along with the right to develop these products in the Ono Territory. Array retains all rights outside the Ono Territory, as well as the right to conduct development and manufacturing activities in the Ono Territory. In November 2015, Array entered into a binimetinib and encorafenib agreement with Pierre Fabre under which Array granted Pierre Fabre exclusive commercial rights to countries outside the US, Canada, Japan, South Korea and Israel, including Europe.

Under the terms of the Agreement, Array will receive an upfront cash payment of ¥3.5 billion Japanese Yen, and Array retains all rights to conduct, either itself or through third parties, all clinical studies and file related regulatory filings with respect to binimetinib and encorfenib and to develop, manufacture and commercialize binimetinib and encorafenib outside the Ono Territory (subject to rights Array has granted to Pierre Fabre Medicament in certain countries). Array is entitled to receive up to ¥1.8 billion Japanese Yen in milestone payments from Ono if certain development goals are achieved, ¥5.5 billion Japanese Yen in milestone payments from Ono if certain regulatory milestones are achieved, and ¥10.0 billion Japanese Yen in milestone payments from Ono if certain sales milestones are achieved. A portion of these milestones represent Ono’s co-funding obligation as part of Ono’s participation in the Phase 3 BEACON CRC trial. Array is further eligible for tiered double-digit royalties on annual net sales of binimetinib and encorafenib in the Ono Territory, starting at 22% for annual net sales under ¥10.0 billion Japanese Yen and increasing to 25% for annual net sales in excess of ¥10.0 billion in Japanese Yen, subject to certain adjustments.

All ongoing clinical trials involving binimetinib and encorafenib, including the BEACON CRC and COLUMBUS trials, will continue as currently being conducted. As part of the agreement, Ono obtains the right to participate in any future global development of binimetinib and encorafenib by contributing 12% of those future costs. Ono is responsible for seeking, and for any development of binimetinib and encorafenib specifically necessary to obtain, regulatory and marketing approvals for products in the Ono Territory. Array will furnish clinical supplies of drug substance to Ono for use in Ono’s development efforts, and Ono may elect to have Array provide commercial supplies of drug product to Ono pursuant to a commercial supply agreement to be entered into by Array and Ono, in each case the costs of which will be borne by Ono. Array has also agreed to discuss and agree on a strategy with Ono to ensure the supply to Ono of companion diagnostics for use with binimetinib and encorafenib in certain indications in the Ono Territory.

Each party has also agreed not to distribute, sell or promote competing MEK or RAF products in the Ono Territory during the term of the Agreement. Each party has also agreed to indemnify the other party from certain liabilities specified in the Agreement.

The Agreement will continue in effect on a product-by-product, country-by-country basis for a period that expires ten years after the later of expiration of patent protection or marketing exclusivity for the applicable product. The Agreement may be terminated by either party for breach of the Agreement by the other party, in the event of the insolvency or bankruptcy of the other party, by Ono with 180 days’ prior notice after the fifth year after first commercial sale of either binimetinib or encorafenib in the Ono Territory, or by Ono on a product-by-product basis for certain safety reasons.

Array expects to file the Agreement as an exhibit to its Quarterly Report on Form 10-K for the year ending June 30, 2017. The foregoing description is qualified in its entirety by reference to the text of the Agreement when filed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release Announcing License, Development and Commercialization Agreement with Ono Pharmaceutical Co.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31 , 2017	Array BioPharma Inc.

	By:	/s/ Jason Haddock
Jason Haddock
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Announcing License, Development and Commercialization Agreement with Ono Pharmaceutical Co.